Exhibit 99.1


                                                          News Release
                                                          FOR IMMEDIATE RELEASE
Contacts:  Chuck Coppa, CFO or Bob Davis, CEO
           GreenMan Technologies, 781/224-2411
           www.greenman.biz

          GreenMan Technologies, Inc. Delays Filing Annual Form 10-KSB


      LYNNFIELD, Massachusetts - January 4, 2005-- GreenMan Technologies, Inc. (AMEX: GRN), a leading recycler of over 20 million scrap tires per year in the United States, today announced that the filing of its Form 10-KSB for the fiscal year ended September 30, 2005 will be delayed no longer than 30 days in order to finalize the accounting treatment of the pending divestiture of its Georgia operating assets.

      Chuck Coppa, GreenMan's Chief Financial Officer stated, "Due to the magnitude of the operating losses incurred by our Georgia subsidiary, management adopted a plan in September 2005 to dispose of all Georgia operating assets. Accordingly, we have written down these assets to their estimated fair market value and anticipate recording an estimated non-cash loss on disposal of between $2.5 and $3.5 million dollars at September 30, 2005. During the past ninety days we have substantially curtailed Georgia operations and reduced operating expenses and anticipate completing the Georgia divestiture within the next several weeks. In addition, in October we completed the divestiture of our Tennessee operations announced on September 13, 2005 and anticipate recording an estimated loss on disposal of $416,000 at September 30, 2005. We estimate the aggregate losses associated with our Georgia and Tennessee subsidiaries included in the results for the fiscal year ended September 30, 2005 to be between $8 and $9 million. In addition, we have determined the net book value of corporate-wide goodwill exceeded the estimated fair market value and, accordingly will record a non-cash impairment loss of $3.5 million associated with the write off of all goodwill at September 30, 2005. We estimate the aggregate net loss for the fiscal year ended September 30, 2005 to be between $14 and $15 million as compared to approximately $2.6 million for the year ended September 30, 2004."

      Mr. Coppa added, "Although we are disappointed that we will make our filing several weeks later than expected, we have always been dedicated to providing accurate financial reports and are committed to the integrity of our financial reporting. It is important to us for the process to be complete and thorough. We will release our financial results as soon as practical, and then make the appropriate SEC filings within the next 30 days. The business fundamentals for our remaining Midwest and Western regions remain sound and we believe the divestiture of our Southeastern operations to be in the best interest of shareholder value. In addition, we continue to reduce corporate-wide overhead in an effort to align our overall corporate structure with a new leaner, GreenMan."


"Safe Harbor" Statement: Under the Private Securities Litigation Reform Act With the exception of the historical information contained in this news release, the matters described herein contain `forward-looking' statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our new Tennessee operation, product acceptance, economic, competitive, governmental, seasonal, management, technological and/or other factors outside the control of the Company, which are detailed from time to time in the Company's SEC reports, including the quarterly report on Form 10-QSB for the fiscal period ended June 30, 2005. The Company disclaims any intent or obligation to update these "forward-looking" statements.